Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Pipeline Announces Agreement to Acquire Publicly-Held Units of PAA Natural Gas Storage

HOUSTON — October 22, 2013 — Plains All American Pipeline, L.P. (NYSE: PAA) today announced that it has entered into a definitive agreement and plan of merger (the “Merger Agreement”) with PAA Natural Gas Storage, L.P. (“PNG”) that provides for a merger whereby PNG will become a wholly-owned subsidiary of PAA, through a unit-for-unit exchange (the “Merger”). Under the terms of the Merger Agreement, PNG’s public unitholders will receive 0.445 common units of PAA per PNG common unit surrendered pursuant to the Merger Agreement, plus cash in lieu of any fractional common units of PAA otherwise issuable in the Merger.

The transaction is expected to result in approximately 14.7 million additional common units being issued by PAA.  In connection with the closing of the Merger, the owners of PAA’s general partner have agreed to reduce their incentive distribution rights under PAA’s Agreement of Limited Partnership by $12 million in each of 2014 and 2015, $10 million in 2016 and $5 million per year thereafter.

The terms of the Merger Agreement were approved by the Conflicts Committee of the board of directors of the general partner of PNG (the “Conflicts Committee”), who negotiated the terms on behalf of PNG. The Conflicts Committee is comprised solely of independent directors. In addition, Evercore acted as financial advisor to the Conflicts Committee and delivered a fairness opinion to the Conflicts Committee in connection with the transaction.

The closing of the Merger is subject to the satisfaction of certain conditions, including the approval of the Merger and the Merger Agreement at a special meeting of the unitholders of PNG by the affirmative vote of holders of a majority of the outstanding PNG common units (including PNG common units held by PAA) voting as a separate class and the affirmative vote of holders of a majority of PNG’s outstanding subordinated units voting as a separate class. PAA owns 100% of the membership interests in the general partner of PNG, 100% of the outstanding subordinated units of PNG and approximately 46% of the 61.2 million outstanding common units of PNG. Pursuant to the Merger Agreement, PAA has agreed to vote its common units and subordinated units in favor of the Merger. The parties anticipate that the Merger will close in the latter half of the fourth quarter of 2013, and that the previously announced quarterly distribution of $0.3575 per PNG common unit payable to holders of record of such units on November 1, 2013 will be paid on November 14, 2013 as scheduled.

This communication does not constitute an offer to sell any securities. Any such offer will be made only by means of a prospectus forming a part of an effective registration statement filed with the Securities and Exchange Commission.

In connection with the proposed Merger, a registration statement of PAA, which will include a proxy statement and will constitute a prospectus of PAA, and other materials will be filed with the Securities and Exchange Commission. Investors and security holders are urged to carefully read the documents filed with the Securities and Exchange Commission regarding the proposed transaction when they become available, because they will contain important information about PAA, PNG and the proposed Merger. When available, investors and security holders may obtain a free copy of the proxy statement/prospectus and other documents containing information about PAA and PNG, without charge, at the Securities and Exchange Commission’s website at www.sec.gov.

PAA, PNG and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of PNG in connection with the proposed transaction. Information about the directors and executive officers of the general partner of PAA is set forth in PAA’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission on February 27, 2013. Information about the directors and executive officers of the general partner of PNG is set forth in PNG’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the Securities and Exchange Commission on February 27, 2013. These documents can be obtained without charge at the Securities and Exchange Commission’s website indicated above. Additional information regarding the interests of these participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

Plains All American Pipeline, L.P. is a publicly traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the processing, transportation, fractionation, storage and marketing of natural gas liquids. Through its general partner interest and majority equity ownership position in PNG, PAA owns and operates natural gas storage facilities. PAA is headquartered in Houston, Texas.

Except for historical information contained herein, the statements contained herein are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements, including the risk that the proposed transaction is not consummated at all or on the initial terms proposed. Various risks relating to PAA and PNG are described in their respective filings with the Securities and Exchange Commission.

Contact:

Roy I. Lamoreaux

Director, Investor Relations

713/646-4222 or 800/564-3036

# # #